Electro-Optical Sciences Appoints Richard I. Steinhart as Chief Financial Officer
IRVINGTON, NY, Apr 27, 2006 (MARKET WIRE via COMTEX News Network) — Electro-Optical Sciences, Inc. (“EOS”) (NASDAQ: MELA) today announced the appointment of Richard I. Steinhart to the position of Vice President, Finance, Chief Financial Officer and Treasurer effective April 24, 2006.
Mr. Steinhart joins EOS from Forest Street Capital/SAE Ventures where he served since 1992 as Managing Director of this boutique investment firm focused on healthcare and technology companies. During his tenure, Mr. Steinhart founded several medical technology and biopharmaceutical companies, and structured and negotiated equity investments for numerous public and private companies.
From May 1991 to May 1992, Mr. Steinhart was Vice President and Chief Financial Officer of Emisphere Technologies Inc. a publicly held biopharmaceutical company. From 1985-1991 he served as General Partner and Chief Financial Officer of CW Group Inc, a venture capital partnership focused on medical technology and biopharmaceutical companies. Mr. Steinhart began his career at Price Waterhouse, now known as PricewaterhouseCoopers.
Mr. Steinhart has served on the Board of Directors of several medical technology and biotechnology companies. Currently, he serves on the Board of Manhattan Pharmaceuticals, Inc. and is Chairman of the audit committee. Mr. Steinhart is a Certified Public Accountant and holds a Masters of Business Administration degree from Pace University.
Mr. Steinhart joins EOS as the company prepares to commence a pivotal trial for MelaFind, its flagship product currently under development to assist physicians in the early diagnosis of melanoma. He succeeds Karen Krumeich, who has resigned to pursue other endeavors. Ms. Krumeich will remain a consultant to the company during a transition period.
“We are delighted to welcome Richard to our team and look forward to his contribution as we work toward advancing our business to the commercial level. His solid financial experience with emerging medical technology companies will enable him to provide valuable insight, leadership and expertise to our organization,” said Joseph V. Gulfo, MD, MBA, President and CEO of EOS. “We thank Karen for her contributions to EOS and her key role in our initial public offering last year. We wish her well in her future pursuits.”
About Electro-Optical Sciences
EOS is a medical device company focused on designing and developing a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma. MelaFind, EOS’s flagship product, features a hand-held imaging device that emits multiple wavelengths of light to capture images of suspicious pigmented skin lesions and extract data. The data are then analyzed against EOS’s proprietary database of melanomas and benign lesions using sophisticated algorithms in order to provide information to the physician and produce a recommendation of whether the lesion should be biopsied.
Melanoma is the deadliest of skin cancers, responsible for approximately 80% of all skin cancer deaths. Unless melanoma is detected early and excised with proper margins, the patient survival rate is poor, as there is currently no cure for advanced stage melanoma.
For more information on EOS, visit www.eosciences.com.
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors.

For further information contact:
David Carey
Lazar Partners Ltd.
212-867-1762
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SOURCE: Electro-Optical Sciences